Filed Pursuant To Rule 433

Registration No. 333-209926

April 12, 2017

SPDR® ETF Trading Report

INVESTMENT PROFESSIONAL USE ONLY

March 2017

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	83,541,980	21,416,157,489	76,919,341	15,190	16,623	3,592,739	3,864,349	280	0.40	214,193,167
MDY	SPDR S&P MidCap 400® ETF	0.08	0.02	0.07	1,255,938	426,988,462	1,275,596	1,658	2,120	517,313	657,073	112	0.50	2,511,015
SLY	SPDR S&P 600 Small Cap ETF	0.41	0.34	0.40	33,106	4,318,445	54,622	2,256	2,139	272,006	260,659	128	0.70	25,066
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.02	0.01	0.01	3,770,030	816,239,006	3,817,581	3,239	2,754	674,230	560,797	139	0.30	5,154,916
THRK	SPDR Russell 3000 ETF	0.74	0.42	0.68	14,504	2,778,464	8,756	2,155	2,478	378,720	431,494	72	0.40	1,869
TWOK	SPDR Russell 2000® ETF	0.27	0.33	0.26	28,267	2,344,510	32,506	5,507	5,347	443,479	430,487	110	0.60	11,337
ONEK	SPDR Russell 1000 ETF	0.42	0.38	0.46	2,461	359,943	5,081	3,496	2,679	387,776	291,047	89	0.40	2,409
SMD	SPDR S&P 1000 ETF	0.71	0.78	0.67	5,871	612,723	13,455	1,755	1,380	158,933	124,807	152	0.70	5,573
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.27	0.47	0.18	7,799	527,018	7,049	4,567	5,227	261,598	293,444	247	0.50	4,346
SHE	SPDR SSGA Gender Diversity Index ETF	0.06	0.09	0.07	4,100	338,033	2,614	7,707	7,549	506,119	490,157	139	0.40	9,207
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.24	0.21	0.24	25,799	3,142,103	33,753	3,226	2,734	366,086	301,396	118	0.30	9,005
SPYV	SPDR S&P 500 Value ETF	0.26	0.23	0.27	23,313	2,771,820	28,019	2,598	3,162	296,432	354,081	96	0.40	5,219
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.41	0.30	0.40	17,714	2,633,486	22,555	2,546	2,573	354,250	353,247	76	0.50	13,947
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.33	0.34	0.31	41,816	4,143,597	45,540	5,147	5,709	492,619	547,379	121	0.60	18,028
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.60	0.28	0.59	28,421	6,757,893	33,203	2,227	2,425	469,073	509,129	67	0.70	14,619
SLYV	SPDR S&P 600 Small Cap Value ETF	0.29	0.25	0.29	51,169	6,337,952	64,146	1,517	1,629	177,656	193,069	106	0.70	12,785
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	4,022,082	408,502,261	4,361,838	9,881	10,042	859,845	854,775	183	0.30	9,598,622
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	8,973,465	585,945,738	11,234,223	80,877	72,269	4,450,661	3,864,946	464	0.30	46,025,187
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	16,614,694	1,264,667,806	13,820,606	13,304	12,012	931,945	864,384	193	0.80	38,688,021
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	83,481,352	2,123,985,485	68,070,260	881,093	851,307	21,366,505	20,388,803	1,173	0.70	121,357,187
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	9,056,007	773,896,000	9,305,298	17,051	16,997	1,282,235	1,236,872	252	0.40	25,789,388
XLI	Industrial Select Sector SPDR Fund	0.01	0.02	0.01	10,445,999	832,912,760	10,676,585	28,692	27,444	1,878,465	1,770,138	369	0.50	35,794,256

Source: ArcaVision. Data is as of March 31, 2017. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS

SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2017
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,619,274	260,042,874	4,790,233	24,258	25,052	1,267,238	1,300,700	276	0.60	12,888,682
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	8,313,252	516,183,392	7,815,530	89,363	83,086	4,738,920	4,276,436	415	0.40	28,234,494
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	15,839,927	931,522,221	14,398,109	27,203	26,227	1,398,234	1,312,137	334	0.60	72,705,436
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	2,355,380	76,327,335	2,174,634	57,471	54,523	1,798,842	1,701,663	382	0.50	5,452,189
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.02	0.01	3,196,014	148,741,312	2,848,015	6,683	6,677	291,646	292,386	173	1.10	5,254,265
KCE	SPDR S&P Capital Markets ETF	0.12	0.26	0.11	18,008	898,933	12,507	8,551	10,098	407,541	475,919	150	0.80	10,815
KIE	SPDR S&P Insurance ETF	0.05	0.05	0.04	125,910	11,166,212	162,916	1,598	2,378	138,531	201,369	117	0.50	218,949
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	9,647,851	549,484,121	7,708,201	5,164	4,920	285,931	273,798	177	1.10	25,189,693
XBI	SPDR S&P Biotech ETF	0.04	0.05	0.03	4,444,842	325,621,185	5,118,008	1,146	1,313	80,380	87,498	149	1.10	24,472,588
MTK	SPDR Morgan Stanley Technology ETF	0.31	0.00	0.30	23,212	1,637,631	27,507	3,827	3,988	259,203	260,696	158	0.40	9,078
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,860,029	76,307,369	1,723,217	12,260	12,897	452,149	459,649	224	0.60	9,784,121
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	4,431,438	150,987,313	4,145,521	5,385	4,943	165,050	159,115	172	1.50	13,322,209
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.08	0.02	934,026	18,656,829	718,536	6,619	5,994	130,460	127,373	202	1.50	635,925
XITK	SPDR FactSet Innovative Technology ETF	0.19	0.28	0.25	5,628	415,236	4,005	735	757	46,474	47,365	256	0.50	2,052
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	17,184,859	658,654,976	13,793,459	12,397	11,290	452,119	435,004	224	1.40	65,617,167
XPH	SPDR S&P Pharmaceuticals ETF	0.03	0.08	0.03	162,089	6,921,221	240,440	2,573	2,186	107,191	88,118	224	0.80	690,691
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	5,981,458	272,793,465	6,818,469	5,697	6,874	239,616	296,544	189	0.80	21,233,735
XSD	SPDR S&P Semiconductor ETF	0.05	0.08	0.05	53,767	3,376,368	93,700	1,938	2,417	116,125	143,231	190	0.60	133,969
XHE	SPDR S&P Health Care Equipment ETF	0.20	0.37	0.20	25,166	1,453,944	22,786	2,393	2,270	132,572	121,559	284	0.60	31,014
XTL	SPDR S&P Telecom ETF	0.18	0.26	0.19	15,612	1,159,594	26,176	4,627	4,050	325,093	286,092	70	0.60	2,227
XAR	SPDR S&P Aerospace & Defense ETF	0.07	0.10	0.07	141,561	12,136,373	166,270	11,089	7,241	751,502	480,730	122	0.60	2,410,562
XHS	SPDR S&P Health Care Services ETF	0.10	0.17	0.09	14,889	906,468	17,435	778	672	44,968	37,955	132	0.60	22,429
XSW	SPDR S&P Software & Services ETF	0.14	0.24	0.14	6,841	441,947	5,077	2,230	2,245	130,656	129,290	343	0.40	1,300
XTH	SPDR S&P Technology Hardware ETF	0.54	0.78	0.49	540	43,860	1,602	6,774	6,250	464,832	419,063	81	0.90	12,886
XTN	SPDR S&P Transportation ETF	0.06	0.12	0.07	64,543	3,544,716	63,469	2,722	2,633	145,273	142,682	103	0.90	14,194
XWEB	SPDR S&P Internet ETF	0.26	0.43	0.24	244	32,292	1,173	4,091	3,742	243,455	226,877	10	1.30	865

Source: ArcaVision. Data is as of March 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2017
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.05	0.05	0.04	291,626	27,767,802	343,547	2,421	2,531	222,635	235,560	154	0.60	183,506
RWO	SPDR Dow Jones Global Real Estate ETF	0.03	0.06	0.03	372,254	17,930,660	525,902	4,837	2,787	225,549	131,825	182	0.50	109,925
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	587,120	24,609,967	1,010,525	9,163	10,391	339,031	383,428	352	0.50	1,419,730
Global Equities														
DGT	SPDR Global Dow ETF	0.36	0.48	0.33	3,468	294,930	4,171	416	432	30,855	31,402	70	0.40	1,026
GII	SPDR S&P Global Infrastructure ETF	0.29	0.60	0.25	20,241	1,052,593	17,897	1,427	1,112	67,911	51,853	191	0.50	39,589
GNR	SPDR S&P Global Natural Resources ETF	0.07	0.15	0.07	110,306	4,764,685	129,176	1,203	1,036	50,839	44,330	227	0.70	147,767
CWI	SPDR MSCI ACWI ex-US ETF	0.01	0.04	0.01	299,370	10,650,379	377,274	7,191	9,785	243,919	323,786	329	0.50	465,194
ACIM	SPDR MSCI ACWI IMI ETF	0.34	0.49	0.44	6,558	531,713	11,389	631	450	43,438	30,425	124	0.40	2,412
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.56	0.86	0.61	286	34,898	534	1,037	1,382	67,084	86,886	68	0.60	709
GWL	SPDR S&P World ex-US ETF	0.02	0.09	0.02	102,214	2,872,573	329,324	5,737	19,293	156,792	514,737	308	0.40	66,590
GWX	SPDR S&P International Small Cap ETF	0.04	0.14	0.04	74,842	2,405,690	125,596	946	1,108	29,421	33,894	222	0.40	36,878
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.12	0.16	0.13	1,143	129,048	1,149	1,005	1,035	80,139	80,751	114	0.40	784
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	2,806,823	104,588,048	2,334,070	55,990	68,729	1,996,603	2,389,707	422	0.70	6,149,186
FEU	SPDR STOXX Europe 50 ETF	0.03	0.09	0.03	37,114	1,243,474	35,761	1,877	1,573	59,445	48,794	284	0.50	23,807
SMEZ	SPDR EURO STOXX Small Cap ETF	0.10	0.19	0.11	3,342	201,401	2,645	1,255	1,101	63,453	54,345	223	0.60	3,288
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.16	0.42	0.17	3,267	171,646	5,711	1,869	2,024	70,424	74,078	351	0.50	15,650
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.28	0.64	0.26	725	48,505	1,332	941	472	40,397	20,154	137	0.30	91
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.22	0.34	0.21	23,156	1,556,709	26,743	552	480	35,207	29,640	110	0.70	4,437
GML	SPDR S&P Emerging Latin America ETF	0.49	0.97	0.42	4,111	232,050	2,360	278	280	13,878	13,857	75	1.20	14,728
GAF	SPDR S&P Emerging Middle East & Africa ETF	1.14	1.88	1.33	552	57,772	1,613	348	310	20,918	18,098	29	1.50	1,809
GUR	SPDR S&P Emerging Europe ETF	0.17	0.60	0.23	13,235	425,560	15,230	911	943	25,818	26,876	303	1.00	2,891
GMF	SPDR S&P Emerging Asia Pacific ETF	0.15	0.18	0.16	19,101	1,709,495	18,094	696	615	59,216	50,615	152	0.60	7,956

Source: ArcaVision. Data is as of March 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2017
Emerging Market Equities (cont'd)														
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.69	1.19	0.74	241	32,549	226	1,898	1,735	109,515	96,501	4	1.30	937
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.08	0.17	0.07	50,129	2,587,686	74,276	898	876	40,284	37,607	128	0.60	23,271
GXC	SPDR S&P China ETF	0.09	0.11	0.10	97,699	8,252,840	70,166	666	708	54,106	56,074	111	0.70	13,590
RBL	SPDR S&P Russia ETF	0.10	0.52	0.10	18,183	392,295	19,220	1,040	1,387	20,082	27,837	304	1.10	62,925
XINA	SPDR MSCI China A Shares IMI ETF	0.24	1.08	0.24	109	5,795	73	224	214	4,892	4,646	3	0.40	30
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.28	0.74	0.26	1,912	97,355	3,476	756	435	28,599	16,104	178	0.40	330
IPS	SPDR S&P International Consumer Staples Sector ETF	0.22	0.52	0.21	5,695	275,994	3,543	756	640	31,744	26,534	312	0.50	243
IPW	SPDR S&P International Energy Sector ETF	0.09	0.50	0.10	26,354	506,495	19,472	1,038	982	18,653	17,951	227	0.60	8,174
IPF	SPDR S&P International Financial Sector ETF	0.25	1.24	0.27	2,170	60,897	2,542	2,216	2,001	45,472	40,380	123	0.70	5,383
IRY	SPDR S&P International Health Care Sector ETF	0.14	0.31	0.14	15,263	762,304	15,418	1,177	930	54,613	41,999	363	0.40	67,534
IPN	SPDR S&P International Industrial Sector ETF	0.14	0.45	0.14	8,704	298,337	7,734	1,165	1,235	37,082	38,446	124	0.50	34,295
IRV	SPDR S&P International Materials Sector ETF	0.11	0.52	0.14	44,718	980,136	39,363	961	1,551	20,623	33,688	162	0.70	15,357
IPK	SPDR S&P International Technology Sector ETF	0.20	0.53	0.20	16,153	712,142	9,335	1,184	1,618	45,916	61,144	175	0.40	3,882
IST	SPDR S&P International Telecommunications Sector ETF	0.12	0.52	0.11	10,327	268,340	9,005	1,344	943	31,651	22,057	205	0.50	258
IPU	SPDR S&P International Utilities Sector ETF	0.06	0.41	0.06	6,903	123,422	5,295	1,171	1,015	18,256	15,550	274	0.50	1,539
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.07	0.24	0.07	87,987	2,738,088	81,846	876	959	26,114	27,734	197	0.90	62,511
DWX	SPDR S&P International Dividend ETF	0.03	0.08	0.03	153,590	5,974,922	165,623	2,700	3,196	101,574	119,243	189	0.40	338,004
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	596,033	55,225,177	787,001	3,734	3,743	330,422	325,866	188	0.40	855,153
WDIV	SPDR S&P Global Dividend ETF	0.09	0.13	0.09	12,976	933,787	13,564	460	465	29,684	29,607	114	0.40	60,948
SPYD	SPDR S&P 500 High Dividend ETF	0.06	0.17	0.06	52,216	2,098,075	57,894	6,761	9,100	239,001	321,321	166	0.40	38,826

Source: ArcaVision. Data is as of March 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2017
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors ETF	0.04	0.07	0.04	6,347	371,420	4,937	940	957	48,241	48,290	157	0.80	4,034
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.05	0.10	0.06	5,772	362,832	7,317	889	860	48,584	47,033	119	0.40	8,419
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.10	0.06	364	39,675	473	988	950	54,241	50,996	66	0.80	901
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.26	0.37	0.25	1,381	358,083	1,534	468	504	32,343	34,267	33	0.80	2,857
QESP	SPDR MSCI Spain StrategicFactors ETF	0.04	0.08	0.04	1,186	70,519	968	1,038	1,028	45,714	43,721	118	0.80	188
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.17	0.35	0.17	277	18,587	296	971	959	47,307	45,658	50	0.70	152
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.34	0.60	0.35	18,202	1,116,423	16,763	2,515	2,093	144,160	117,271	196	0.50	9,094
QWLD	SPDR MSCI World StrategicFactors ETF	0.61	0.90	0.60	92	11,944	370	678	458	45,697	29,646	12	0.80	315
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.51	0.92	0.48	8,226	734,263	11,888	1,488	1,323	82,658	71,244	205	0.60	39,705
QUS	SPDR MSCI USA StrategicFactors ETF	0.08	0.11	0.08	9,436	686,937	7,302	171	279	11,748	18,958	92	0.30	3,295
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.28	0.46	0.19	1,738	135,057	1,221	8,549	8,611	469,939	468,180	111	0.60	13,269
VLU	SPDR S&P 1500 Value Tilt ETF	0.59	0.64	0.76	616	85,358	892	623	635	57,459	57,620	29	1.10	3,982
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.55	0.56	0.42	3,182	824,842	3,215	887	824	88,585	80,521	84	0.40	991
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.52	0.61	0.51	4,531	465,432	4,143	630	632	53,588	52,702	110	0.40	6,239
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.36	0.40	0.35	15,603	1,505,455	16,451	2,899	2,506	265,519	230,828	119	0.70	10,604
ONEY	SPDR Russell 1000 Yield Focus ETF	0.33	0.47	0.42	472	59,293	1,277	5,448	5,237	379,944	360,934	23	0.80	6,171
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.27	0.40	0.31	3,987	330,886	12,809	2,486	10,605	169,371	704,172	160	0.50	13,758
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.37	0.54	0.37	1,107	127,302	1,703	6,016	5,982	417,149	406,417	196	0.50	27,754
Advanced Beta — Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.16	0.51	0.16	7,541	286,168	11,482	549	604	17,436	19,207	62	0.30	5,471
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	706,224	33,028,475	712,568	1,432,662	2,081,861	65,486,980	95,161,866	705	0.00	712,797
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.10	0.07	56,687	3,469,888	57,444	3,084	3,280	183,961	195,882	421	0.10	5,633
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.09	0.13	0.09	88,397	6,281,036	89,537	1,973	1,898	135,328	131,645	195	0.50	105,187
IPE	SPDR Bloomberg Barclays TIPS ETF	0.08	0.13	0.07	62,488	3,653,104	73,090	2,824	3,248	159,669	183,902	247	0.20	86,868

Source: ArcaVision. Data is as of March 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2017
Fixed Income — US Government (cont'd)														
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.04	0.15	0.05	60,272	1,960,764	58,935	5,996	6,420	180,060	192,985	399	0.10	23,952
SIPE	SPDR Bloomberg Barclays 0–5 Year TIPS ETF	0.23	1.15	0.23	3,246	90,553	6,142	907	2,134	18,004	42,275	387	0.50	3,671
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.10	0.51	0.09	29,414	794,267	46,010	881	937	17,303	18,337	339	0.30	49,107
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	373,224	11,805,379	864,872	36,723	33,516	1,121,888	1,023,914	340	0.00	70,911
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.02	0.06	0.02	321,343	11,289,371	450,410	10,280	7,652	349,212	260,168	648	0.10	103,232
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ETF	0.10	0.25	0.12	35,137	1,481,836	51,896	1,137	952	45,082	38,061	217	0.40	8,592
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.02	0.06	0.02	454,449	14,181,264	375,766	8,342	9,299	256,099	285,200	381	0.00	126,361
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	15,144,870	652,906,019	11,192,304	98,266	88,772	3,595,553	3,259,708	543	0.30	39,522,962
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	2,783,965	78,986,098	1,900,479	43,299	36,155	1,203,712	1,007,278	387	0.20	2,731,694
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.24	0.92	0.28	12,386	347,459	21,787	523	858	13,656	22,462	157	0.40	3,704
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.09	0.35	0.10	65,933	1,836,269	65,035	2,759	4,839	72,120	127,024	98	0.20	31,214
Fixed Income — US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.07	0.11	0.07	69,716	4,123,812	95,443	3,796	4,505	215,347	256,875	364	0.20	5,076
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.02	0.03	0.02	629,782	33,141,022	767,535	1,599	1,860	76,112	87,569	118	0.20	1,131,968
PSK	SPDR Wells Fargo Preferred Stock ETF	0.07	0.15	0.07	61,615	2,775,890	69,256	2,585	2,034	112,913	88,316	217	0.20	29,581
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	390,958	19,780,274	544,067	9,705	10,184	469,043	491,174	364	0.10	185,434
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.03	0.06	0.03	353,763	17,158,603	450,778	4,003	4,183	190,463	199,404	174	0.20	224,803
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.11	0.20	0.10	72,522	4,283,148	114,062	471	688	26,541	38,755	149	0.10	72,167

Source: ArcaVision. Data is as of March 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 03/15/2017
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.25	0.45	0.27	30,762	1,732,236	52,926	377	442	20,384	23,572	148	0.40	62,731
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.11	0.35	0.11	36,246	1,136,055	31,185	808	945	24,240	28,256	106	0.40	61,682
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.03	0.12	0.04	412,103	11,443,540	649,380	1,005	915	26,462	23,973	177	0.40	539,870
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.12	0.37	0.10	58,287	1,845,518	74,123	496	585	15,371	18,135	159	0.50	1,603
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.12	0.42	0.13	41,815	1,300,671	40,074	1,159	989	32,510	27,138	126	0.40	5,301
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	7,502,447	1,036,037,947	7,634,937	13,442	12,211	1,577,150	1,420,750	183	0.50	8,557,669
NANR	SPDR S&P North American Natural Resources ETF	0.06	0.17	0.06	62,122	2,069,998	42,998	3,015	3,028	98,832	101,741	144	0.70	64,920
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.12	0.49	0.13	17,264	457,517	33,006	8,821	7,105	215,056	175,636	207	0.50	12,303
INKM	SPDR SSGA Income Allocation ETF	0.11	0.35	0.12	7,562	274,131	7,106	10,798	10,368	338,409	322,652	133	0.30	4,087
GAL	SPDR SSGA Global Allocation ETF	0.08	0.23	0.09	20,455	773,838	24,673	11,669	12,730	401,530	432,184	185	0.30	3,958
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.14	0.54	0.14	48,017	1,193,676	19,687	991	908	24,667	22,567	2,574	0.10	5,067
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.18	0.26	0.18	575	66,202	521	1,436	1,417	95,796	92,672	20	0.60	403
SYG	SPDR MFS Systematic Growth Equity ETF	0.24	0.35	0.22	6,902	515,857	3,427	1,088	1,072	74,365	72,767	93	0.40	59,439
SYV	SPDR MFS Systematic Value Equity ETF	0.17	0.29	0.25	111	14,866	470	1,220	1,179	72,358	68,429	40	0.80	-
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.03	0.05	0.03	445,716	22,040,754	485,285	2,476	3,561	120,507	173,385	196	0.20	19,898
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.32	0.65	0.19	1,227	60,910	3,170	10,430	13,525	518,697	666,913		0.50	2,606
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.16	0.33	0.14	4,397	218,384	6,562	10,367	8,499	515,141	421,319	692	0.14	8,598
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.02	0.05	0.02	294,361	15,753,437	299,995	15,950	13,111	757,466	622,510	319	0.00	334,554

Source: ArcaVision. Data is as of March 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report
ConsolidatedConsolidated Avg.Avg.Avg. QuoteShort
Spread ($)Avg. DailyConsolidatedDaily VolumeAvg.Quote SizeAvg.Size ($)Avg.DailyInterest
SpreadSpreadvs. 3 mo.VolumeAvg. Daily(shares) vs.Quote Size(Shares) vs.Quotevs. 3 mo.Trade Volatilityas of
Ticker ETF Name    ($) (%)trailing(shares)Volume ($)3 mo. trailing(shares)3 mo. trailingSize ($)trailingSize(%)03/15/2017
Active — Fixed Income (cont’d)
ULST    SPDR SSGA Ultra Short Term Bond ETF 0.050.120.058,576403,6756,8793,5113,356141,669135,2133880.002,123
Source: ArcaVision. Data is as of March 31, 2017. Past performance is not a guarantee of future results.
ssga.com | spdrs.com
State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000.
Important Risk Information
ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value.
Brokerage commissions and ETF expenses will reduce returns.
While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust (“GLD®”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the SPDR Gold Trust will arrange to send you the prospectus if you request it by calling
866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When this document is distributed electronically, the GLD prospectus is available by clicking here.
For more information: State Street Global Markets, LLC (Marketing Agent for GLD), One Lincoln Street, Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com
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State Street Global Advisors and SSGA are registered trademarks of State Street Corporation.
There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to
SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State
Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street
Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P
MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,
Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.
State Street Global Markets, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial Services Company & DoubleLine Capital LP as the sub-advisor. GSO Capital Partners, Nuveen Asset Management,
MFS, and DoubleLine Capital LP are not affiliated with State Street Global Markets, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call +1 617 664 7727 or visit spdrs.com. Read it carefully.
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State Street Global Advisors    ID9243-IBG-23346 0417 Exp. Date: 04/30/2018 SPD001309

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.